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                                                                     EXHIBIT 2.4

                            SHARE TRANSFER AGREEMENT

This Share Transfer Agreement (this "Agreement") is made as of this 26th day of August 2005, by and among:

ICURIE LAB HOLDINGS LIMITED, a corporation organized and existing under the laws of United Kingdom, having its address at 12 Plumtree Court, London EC4A-4HT (the "Purchaser"); and

MR. WON GYU MOON, an individual having an address at #6-704, 756 Jigok-dong, Nam-gu, Pohang-si, Gyeongsangbuk-do, the Republic of Korea ("Korea") (the "Selling Shareholder").

                                    RECITALS:

WHEREAS, the Selling Shareholder own 54,619 shares of the common stock, 5,000 Korean Won face value per share (the "Common Stock"), of iCurie Lab, Inc., a corporation organized and existing under the laws of Korea (the "Company"), and the number of the shares owned by the Selling Shareholder amounts to 19.80% of the total Common Stock of the Company;

WHEREAS, the Selling Shareholder acquired all 54,619 Common Stocks of the Company from Ms. Il Han Kim, an individual having an address at #2510 Pantheon Regency, 27 Jeongja-dong, Bundang-gu, Seongnam-si, Kyunggi-do, Korea and a resident identification number of 700929-204212 ("Ms. Kim"), in consideration of 2,046,638,345 Korean Won, and Ms. Kim acquired all 54,619 Common Stocks of the Company from the former shareholders of the Company ("Minority Shareholders") as set forth in Schedule 1.

WHEREAS, the Selling Shareholder has agreed to sell, and Purchaser has agreed to purchase, all 54,619 shares of Common Stock of the Company (the "Sale Shares") under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants stated below, the parties hereto agree as follows:

Article 1   Definitions

When used in this Agreement, the following terms shall have the respective meanings set forth below:

"Authority" shall mean any governmental, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority, whether international, national or local.

"Business Day" shall mean any day that is not a Saturday, Sunday or national holiday in Korea.

"Closing" shall have the meaning specified in Section 3.1.

"Closing Date" shall have the meaning specified in Section 3.1.

"Common Stock" shall have the meaning specified in the first recital.

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"Company" shall have the meaning specified in the preamble.

"Law" shall mean any law, statute, regulation, ordinance, requirement, announcement or other binding action or requirement of any Authority.

"Lien or Other Encumbrance" shall mean any lien, pledge, mortgage, security interest, lease, charge, conditional sales contract, option, restriction, reversionary interest, right of first refusal, voting trust arrangement, preemptive right, claim under bailment or storage contract, easement or any other encumbrance, adverse claim or right whatsoever.

"Material Adverse Change" shall mean, with respect to the condition (financial or otherwise), assets, liabilities, business, operations, customers or prospects of the Company, any material adverse change or effect or material potential adverse change or effect, or any series thereof.

"Order" shall mean any decree, order, judgment, writ, award, injunction, rule or consent, of or by any Authority.

"Purchaser" shall have the meaning specified in the preamble.

"Purchaser Documents" shall mean this Agreement and all other agreements, instruments and certificates to be executed and delivered by Purchaser in connection with this Agreement.

"Representations and Warranties Exhibit" shall have the meaning specified in
Section 4.1.

"Sale Shares" shall have the meaning specified in Section 2.1.

"Sale Shares Price" shall have the meaning specified in Section 2.2.

"Selling Shareholder" shall have the meaning specified in the preamble.

"Shareholders Registry" shall mean the shareholders registry of the Company, as amended from time to time.

Article 2   Sale and Purchase of the Selling Shareholder' Shares

2.1 Sale and Purchase. Subject to the terms and conditions of this Agreement, the Selling Shareholder agrees to sell to Purchaser, and Purchaser agrees to purchase from the Selling Shareholder, the Sale Shares.

2.2 Sale Shares Price. The purchase price for the Sale Shares shall be 2,046,638,345 Korean Won after deduction of the securities transaction taxes to be paid by Selling Shareholder, Ms. Kim and the Minority Shareholders, total of which is 2,077,647,492 Korean Won (the "Sale Shares Price").

Article 3   Closing

3.1 Closing Date. The closing of the sale and purchase of the Sale Shares (the "Closing") shall take place at the offices of Kim & Chang, beginning at 10:00 A.M. local time within five (5) Business Days after the satisfaction or the waiver of the conditions precedent to

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      Purchaser's and the Selling Shareholder' obligations hereunder, or at such other date, time and place as shall be mutually agreed by Purchaser and the Selling Shareholder (the "Closing Date").

3.2   Closing Transactions

      (a) On the Closing Date, the Selling Shareholder shall deliver to Purchaser the share certificates evidencing the Sale Shares, and the Company shall register Purchaser as the owner of the Sale Shares in the Shareholders Registry and deliver to Purchaser a certified copy of the Shareholders Registry, dated as of such date, reflecting Purchaser's ownership of the Sale Shares.

      (b) On the Closing Date, Purchaser shall pay the Sale Shares Price to the Selling Shareholder, or a designee thereof, in accordance with the provisions of Section 2.2, by (i) (A) effecting a wire transfer of immediately available funds of the Sale Shares Price into the bank account which shall have been notified in writing to Purchaser at least three (3) Business Days prior to the Closing Date, and (ii) the Selling Shareholder shall issue a receipt to Purchaser evidencing such payment of the Sale Shares Price.

Article 4 Representations and Warranties

4.1 Representations and Warranties of Selling Shareholder. Selling Shareholder represents and warrants to Purchaser as set forth in Section 1 of Exhibit 1 (the "Representations and Warranties Exhibit").

4.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to the Selling Shareholder as set forth in Section 2 of the Representations and Warranties Exhibit.

Article 5   Conditions Precedent to Obligations of the Selling Shareholder

      The obligations of the Selling Shareholder to sell the Sale Shares to Purchaser pursuant to Article 2, and to consummate the transactions contemplated hereby, shall be subject to the fulfillment, on or prior to the Closing Date, of all of the conditions set forth below:

5.1 Representations and Warranties. All representations and warranties of Purchaser contained in Section 2 of the Representations and Warranties Exhibit were true when made and shall be true on and as of the Closing Date as if made on such date.

5.2 Performance. Purchaser shall have performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

Article 6 Conditions Precedent to Obligation of Purchaser

      The obligations of Purchaser to purchase the Sale Shares from the Selling Shareholder pursuant to Article 2, and to consummate the transactions contemplated hereby, shall be subject

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to the fulfillment, on or prior to the Closing Date, of all of the conditions set forth below:

6.1 Representations and Warranties. All representations and warranties of Selling Shareholder contained in Section 1 of the Representations and Warranties Exhibit were true when made and shall be true on and as of the Closing Date as if made on such date.

6.2 Performance. Selling Shareholder shall have performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

6.3 Government Approvals. All necessary government approvals, which are required in connection with the transactions contemplated hereby, have been obtained in form and substance satisfactory to Purchaser.

[6.4 Due Diligence. Purchaser shall be reasonably satisfied with the results of investigations and review of the legal, technical, business, financial and accounting aspects of, and other matters relating to, the Company.]

6.5 Purchaser Corporate Approval. An appropriate corporate authority of Purchaser shall have approved the consummation of the transactions contemplated hereby.

6.6 No Material Adverse Change. Since the date of execution of this Agreement, there shall not have been:

      (a) any Material Adverse Change in the condition (financial or otherwise), assets, liabilities, business, operations, customers or prospects of the Company; or

      (b) any change in political or economic circumstances, or Laws or Orders, that would make the transactions contemplated hereby impractical or illegal.

6.7 Ownership. The Sale Shares to be purchased by Purchaser hereunder shall represent, 19.80% of the ownership of the Company. The Selling Shareholder shall present share certificates evidencing such ownership of the Company (i.e., 54,619 shares).

Article 7   Covenants

      Selling Shareholder covenants to, and agrees with Purchaser as follows:

7.1 Closing Conditions. From the date hereof until the Closing Date, the Selling Shareholder shall use their best efforts to satisfy all of the conditions to Purchaser's obligations to consummate the transactions contemplated hereby, as set forth in Article 6 hereof. From the date hereof until the Closing Date, Purchaser shall use its best efforts to satisfy all of the conditions to the Selling Shareholder's obligations to consummate the transactions contemplated hereby, as set forth in Article 5 hereof.

Article 8   Liability and Indemnification

      Selling Shareholder shall be liable to Purchaser for any loss or damages incurred to the

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Purchaser due to breach of this Agreement or resulting from negligence or willful misconduct, or from certain act, omission or default, by the Selling Shareholder. Selling Shareholder shall indemnify Purchaser for such loss or damages.

Article 9 Termination

9.1 Termination Prior to Closing. At any time on or prior to the Closing, the Selling Shareholder or Purchaser may terminate this Agreement by giving written notice of termination to the other party, if:

      (a) the other party has committed a material breach of any agreement, covenant, or other terms of this Agreement, and fails to cure such breach within thirty (30) days of the receipt of written notice from the non-breaching party requesting cure of the breach;

      (b) any of the representations and warranties of the other party are proven to be false, misleading, or fraudulent in any material respect;

      (c) any government approval necessary for the transactions contemplated hereby is ultimately denied or rejected;

      (d) as a result of a change in any Law, the consummation of the transactions contemplated hereby becomes impractical or illegal;

      (e) any material or significant part of the Company's property, or assets is attached, expropriated, or totally or partially confiscated by any action of any Authority; or

      (f)   the other party agrees in writing to the termination.

9.2 Effect of Termination. In the event of termination of this Agreement under any provision of this Article 9, this Agreement shall forthwith become null and void, except for Sections 9.2, 10.1, 10.5 and 10.7; provided, however, that the termination of this Agreement shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

Article 10  Miscellaneous

10.1 Notices. All notices, consents, waivers, and other communications under this Agreement shall be (a) in writing, (b) delivered by hand-delivery, registered first class mail (return receipt requested), facsimile, or air courier guaranteeing overnight delivery, (c) deemed to have been given on the date on which it is received, and (d) addressed as follows:

      (a)   If to Purchaser:

            iCurie Lab Holdings Limited
            12 Plumtree Court, London EC4A-4HT
            United Kingdom
            Attn:  Hakan Wretsell, Chief Executive Officer

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            Telephone: (305) 529-6290
            Fax: (305) 529-6201

      (b) If to the Selling Shareholder, at the last known address of such Selling Shareholder as recorded on the books and records of the Company.

10.2 Assignment. Neither this Agreement nor any right or obligation arising under this Agreement may be assigned by a Selling Shareholder, without the prior written consent of Purchaser. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, and no other person shall have any right, benefit or obligation under this Agreement.

10.3 Amendments. This Agreement may be amended only by written agreement between Purchaser and the Selling Shareholder.

10.4 Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable to any extent under applicable Law, such provision shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable Law, so as to effectuate the parties' intent to the maximum extent, and the remainder of this Agreement shall be interpreted as if such provision were excluded and shall be valid and enforceable in accordance with its terms to the maximum extent permitted by applicable Law.

10.5 Costs and Expenses. Each party shall bear its own costs and expenses incurred in connection with this Agreement, including, without limitation, the fees and expenses of their respective accountants and legal counsel, regardless of whether the transactions contemplated hereby shall be consummated. For the avoidance of doubt, all taxes levied in connection with the sale and transfer of the Sale Shares shall be paid by the Selling Shareholder, as applicable.

10.6 Further Assurances. The parties shall use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate the transactions contemplated by this Agreement.

10.7 Governing Law and Governing Language. This Agreement shall be governed by, construed, and enforced in accordance with the laws of Korea, without regard to any conflict of laws principle thereof. In the event of any conflict between the English language version of this Agreement and any translation hereof, the English language version shall prevail.

10.8 Entire Agreement. This Agreement (including all exhibits and schedules hereto) constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior agreements and understandings, both written or oral, of the parties relating to the subject matter of this Agreement.

10.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and

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the same document.

10.10 Company Bound. This Agreement sets forth obligations of the Company although the Company is not a party to this Agreement. The Company and Dr. Jeong Hyun Lee, as representative director of the Company and personal capacity, hereby agree to be bound by the terms and conditions of this Agreement and execute this Agreement.

10.11 Taxes. The taxes and other imposts on the parties in connection with or as a result if the transfer of Sale Shares shall be borne by the party on whom such taxed and imposts are imposed. Such a party shall indemnify the other party from those taxes and imposes.

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IN WITNESS WHEREOF, this Share Transfer Agreement has been executed by the parties on the date first written above.

ICURIE LAB HOLDINGS LIMITED            SELLING SHAREHOLDER:

By:  /s/ Hakan Wretsell                By: /s/ Won Gyu Moon
         --------------                        ------------
         Hakan Wretsell                        Won Gyu Moon
Title:   Chief Executive Officer               (Res. ID. 610322-1052814)

Agreed and acknowledged
As of the date first written above:

ICURIE LAB, INC.                       JEONG HYUN LEE

By:/s/ Jeong Hyun Lee                  By: /s/ Jeong Hyun Lee
       --------------                          --------------
       Jeong Hyun Lee, Representative          Jeong Hyun Lee
       Director

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                                                                       EXHIBIT 1

                         REPRESENTATIONS AND WARRANTIES

Section 1 Individual Representations and Warranties of Selling Shareholder

The Selling Shareholder represents and warrants to Purchaser that:

1.1 Due Authorization. The execution and delivery by Selling Shareholder of this Agreement and each of the other documents to which he is a party, and the performance by him of his obligations hereunder and thereunder, are within his individual power.

1.2 Enforceability. This Agreement is, and each of the other documents when executed will be, duly executed and delivered by Selling Shareholder, and constitute, or will constitute, his legal, valid and binding obligation, enforceable against him in accordance with their respective terms.

1.3 Title to Sale Shares. Selling Shareholder has good and valid title to, and effective control over, all of the Sale Shares, free and clear of any Lien or Other Encumbrance. The attached Schedule 1 is accurate and complete as of the date of this Agreement.

1.4 No Consents. Neither the execution and delivery by Selling Shareholder of this Agreement or any of the other documents to which he is a party, nor the performance by him of his obligations hereunder and thereunder, require the consent or approval of, or filing with, any person or any Authority.

1.5 No Litigation. There is no litigation pending or, to Selling Shareholder's knowledge, threatened against Selling Shareholder, which could adversely affect Selling Shareholder's ability to consummate the transactions contemplated herein.

1.6 No Affiliation. Selling Shareholder is not directly or indirectly related to Dr. Jeong Hyun Lee, Representative Director of the Company.

1.7 No Claim. Neither former shareholders who sold their shares to Ms. Il-Hang Kim or the Selling Shareholder nor the Selling Shareholder himself has or shall have any claim against the Company and the Purchaser.

Section 2 Representations and Warranties of Purchaser

Purchaser represents and warrants to the Selling Shareholder that:

2.1 Due Organization. It is a corporation duly organized and validly existing under the Laws of the United Kingdom, and has the requisite power and authority and legal right to carry on its business as currently conducted.

2.2 Due Authorization. The execution and delivery by it of this Agreement and each of the other Purchaser Documents, and the performance by it of its obligations hereunder and

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thereunder (a) are within its corporate power, (b) have been duly and validly authorized by all necessary corporate action, (c) are not in contravention of any provision of its Articles of Association, and (d) will not violate, in any material respect, any Law or Order.

2.3 Enforceability. This Agreement is, and each of the other Purchaser Documents when executed will be, duly executed and delivered by it, and constitute, or will constitute, its legal, valid and binding obligation, enforceable against it in accordance with their respective terms.

2.4 No Litigation. There is no litigation pending or, to its knowledge, threatened against it, which could adversely affect its ability to consummate the transactions contemplated herein.